UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2009 (April 13, 2009)

HOLLY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-03876	75-1056913
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)

100 Crescent Court,		75201-6915
Suite 1600		(Zip code)
Dallas, Texas
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (214) 871-3555
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 7, 2009, Holly Corporation (the “Borrower”) entered into a $300 million Second Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, swing line lender, and L/C issuer, UBS Loan Finance LLC and U.S. Bank National Association, as co-documentation agents, Union Bank of California, N.A. and Compass Bank, as syndication agents, and certain other lenders from time to time party thereto. The Credit Agreement amends and restates the existing senior secured credit agreement of the Borrower in its entirety.
     The Credit Agreement has a term of approximately four-years, maturing on March 14, 2013, and is a senior secured revolving credit facility that may be used for revolving credit loans (including up to $40 million of swing line loans) and letters of credit from time to time. The Credit Agreement is available to fund capital expenditures and acquisitions, for working capital and general corporate purposes, and to refinance all amounts owing under the existing senior secured credit agreement.
     The Borrower has the right to request an increase in the maximum amount of the Credit Agreement of up to $150 million, which would bring the maximum amount of the Credit Agreement to a total of $450 million. The request will become effective if (a) certain customary conditions specified in the Credit Agreement are met and (b) one or more existing lenders under the Credit Agreement or other financial institutions approved by the administrative agent commit to lend the increased amounts under the Credit Agreement.
     The Borrower’s obligations under the Credit Agreement are secured by the inventory and accounts receivable of the Borrower and its wholly-owned subsidiaries designated as Restricted Subsidiaries in the Credit Agreement. Indebtedness under the Credit Agreement is recourse to the Borrower and guaranteed by the wholly-owned subsidiaries of the Borrower designated as Restricted Subsidiaries in the Credit Agreement.
     The Borrower may prepay all loans at any time without penalty, except for payment of certain breakage and related costs.
     Indebtedness under the Credit Agreement bears interest, at the Borrower’s option, at either (a) a base rate equal to the highest of the Federal Funds Rate plus 1/2 of 1%, London Interbank Offered Rate plus 1% or the prime rate (as publicly announced from time to time by Bank of America, N.A.), as applicable, plus an applicable margin (ranging from 2.25% to 2.75%) or (b) at a rate equal to the London Interbank Offered Rate plus an applicable margin (ranging from 3.25% to 3.75%). In each case, the applicable margin is based upon the ratio (the “Leverage Ratio”) of our consolidated indebtedness (as defined in the Credit Agreement) to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in the Credit Agreement) for a given period. The Borrower incurs a commitment fee on the unused portion of the commitments (which calculation of such unused portion excludes amounts borrowed as swing line loans except to the extent that a lender has purchased a participation in a swing line loan) at a rate of 0.50%.
     The Credit Agreement imposes certain requirements, including: limitations on investments (including distributions to Unrestricted Subsidiaries (as defined in the Credit Agreement)); limitations on our ability to incur debt, make loans, acquire other companies, change the nature of our business, enter a merger or consolidation, or sell assets; and covenants that require maintenance of a specified Leverage Ratio and a specified EBITDA to interest expense ratio.
     Upon the occurrence, and during the continuance, of an event of default, including but not limited to nonpayment of principal when due, failure to perform or observe certain terms, covenants, or agreements under the Credit Agreement, and certain defaults of other indebtedness, the administrative agent may terminate the obligation of the lenders under the Credit Agreement to make advances and issue letters of credit and declare any outstanding obligations under the Credit Agreement immediately due and payable. In addition, in the event of insolvency (as defined in the Credit Agreement), the obligation of each lender to make advances and issue letters of credit shall automatically terminate and any outstanding obligations under the Credit Agreement shall immediately become due and payable.
     The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and the transactions contemplated by the Credit Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOLLY CORPORATION
By:	/s/ Bruce R. Shaw
Bruce R. Shaw
Senior Vice President and Chief Financial Officer

Date: April 13, 2009